Exhibit 99.1
[Nurix logo]

Nurix Therapeutics Reports Second Quarter 2025 Financial Results and Provides a Corporate Update
Presented updated data for bexobrutideg (NX-5948) at EHA2025 and ICML-18, demonstrating a favorable safety profile and deepening responses in patients with r/r chronic lymphocytic leukemia (CLL) and Waldenström macroglobulinemia (WM)
Secured $15M license fee as Sanofi extends STAT6 collaboration to target type 2 inflammatory diseases
Announced FDA clearance of IND application for novel IRAK4 degrader GS-6791/NX-0479, enabling collaboration partner Gilead to initiate Phase 1 trial
Well capitalized with cash and marketable securities of $485.8 million
SAN FRANCISCO, July 9, 2025 (GLOBE NEWSWIRE) – Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, today reported financial results for the fiscal quarter ended May 31, 2025, and highlighted significant progress across its clinical programs and strategic collaborations.
“During our second quarter, Nurix delivered important collaboration milestones, resulting in Sanofi's extension of its license for our STAT6 program and FDA clearance of the IND for IRAK4 degrader GS-6791/NX-0479 in collaboration with Gilead,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “We are now entering a transformative period as we advance bexobrutideg into pivotal studies in CLL and progress our efforts to bring degrader-based therapies to patients with autoimmune diseases and inflammation.”
Recent Business Highlights
•Data presented at the 30th European Hematology Association Congress (EHA2025) and the 18th International Conference on Malignant Lymphoma (ICML-18): At EHA2025 and ICML-18 in June 2025, Nurix presented updated Phase 1 clinical data for bexobrutideg (NX-5948), its investigational oral, brain-penetrant degrader of Bruton’s tyrosine kinase (BTK). The data demonstrated a robust objective response rate (ORR) of 80.9% across all doses in patients with relapsed or refractory CLL, including a complete response (CR) in a high-risk patient. The responses were durable, deepened over time, and were accompanied by a favorable safety profile, with no atrial fibrillation, systemic fungal infections, or dose-limiting toxicities observed. These results support the advancement of bexobrutideg to pivotal studies in CLL and underscore its potential to address significant unmet needs in B-cell malignancies.
•Sanofi extended its license for Nurix’s STAT6 program, including STAT6 development candidate NX-3911: In June 2025, Nurix announced that Sanofi exercised its option to extend its license for Nurix’s STAT6 program, including the STAT6 degrader development candidate NX-3911, triggering a $15 million payment, and bringing the total received by Nurix under this collaboration to $127 million. Nurix remains eligible for an additional $465 million in development, regulatory, and commercial milestones, plus future royalties and retains the option to co-develop and co-promote the program in the United States. NX-3911 is an oral, highly selective STAT6 degrader. STAT6 is a key transcription factor within the IL-4/IL-13 signaling pathways that drive inflammation in allergic and type 2 inflammatory conditions. Targeting STAT6 for degradation represents a promising therapeutic approach, supported by extensive insights from genetic studies and clinical validation of upstream biologics (IL-4/IL-13 inhibitors) and Janus kinase (JAK) inhibitors. Unlike JAK inhibition, which can impact multiple cytokine pathways and is associated with safety concerns, STAT6 degradation offers a more precise mechanism to modulate inflammation.
•FDA clearance of IND application for GS-6791/NX-0479: In April 2025, Nurix announced that the U.S. Food and Drug Administration (FDA) cleared the Investigational New Drug (IND) application for GS-6791 (previously NX-0479), a novel, first-in-class oral degrader of IRAK4 being developed in collaboration with Gilead Sciences. GS-6791 is designed to selectively degrade IRAK4, a key signaling protein that drives inflammation in autoimmune and inflammatory diseases. The clearance of this IND represents an important milestone in Nurix’s partnership with Gilead and paved the way for the initiation of first-in-human clinical trials.
•Data presented at the American Academy of Cancer Research (AACR) Annual Meeting: In April 2025, Nurix presented positive preclinical data at the AACR Annual Meeting highlighting its portfolio of orally available, brain-penetrant degraders targeting BTK, pan-mutant BRAF, and Aurora A kinase, key drivers of oncogenic signaling and tumor growth in cancers with central nervous system (CNS) involvement. Bexobrutideg, Nurix’s lead BTK degrader, demonstrated exceptional catalytic efficiency, with a single molecule degrading approximately 10,000 BTK copies per hour, supporting its potential to deliver deep, durable responses at low doses. Nurix’s BRAF degrader showed broad preclinical activity across all three classes of BRAF mutations, including those resistant to approved therapies, while Nurix’s Aurora A degrader demonstrated significant anti-tumor activity in models of pediatric and adult cancers.
At the AACR Annual Meeting, Nurix also presented data highlighting the transformative potential of its DEL-AI platform, which leverages a first-in-class DEL Foundation Model trained on proprietary DNA-encoded library (DEL) data to enable rapid in silico identification of novel binders for a broad range of therapeutically relevant proteins, including targets previously considered undruggable. This innovative machine learning platform has the potential to significantly accelerate the discovery of degrader-based medicines and other small molecule therapeutics for Nurix’s internal pipeline and discovery collaborations.
•European Medicines Agency (EMA) granted Orphan Drug Designation (ODD) to bexobrutideg for the treatment of lymphoplasmacytic lymphoma: In July 2025, Nurix announced that the EMA granted ODD to bexobrutideg for the treatment of lymphoplasmacytic lymphoma, of which Waldenström macroglobulinemia is the most common subtype. The EMA’s Orphan Drug Designation program grants orphan status to therapies intended for the treatment, diagnosis, or prevention of rare diseases that affect fewer than 5 in 10,000 people in the European Union. This designation provides several incentives to encourage the development of treatments for rare conditions, including 10 years of market exclusivity in the EU upon approval, access to protocol assistance, eligibility for centralized marketing authorization, and significant reductions in regulatory fees.
Upcoming Program Highlights*
Bexobrutideg (NX-5948): Building on the recent positive data in CLL and WM, Nurix anticipates providing additional clinical updates for bexobrutideg and remains on track to initiate pivotal trials for bexobrutideg in CLL in the second half of 2025. To support future development of bexobrutideg in autoimmune and inflammatory diseases, Nurix has expanded a new Phase 1b cohort for patients with CLL and autoimmune hemolytic anemia and is exploring the filing of a non-malignant hematology IND for autoimmune cytopenias in 2025. More information on the ongoing Phase 1a/1b trial of bexobrutideg is available at www.clinicaltrials.gov (NCT05131022).
Zelebrudomide (NX-2127): Zelebrudomide is an orally bioavailable degrader of BTK and the cereblon neosubstrates IKZF1 (Ikaros) and IKZF3 (Aiolos) designed for the treatment of relapsed or refractory B-cell malignancies. Nurix is conducting a Phase 1a/1b clinical trial, including a Phase 1b expansion cohort focused on patients with diffuse large B-cell lymphoma and mantle cell lymphoma. Nurix is enrolling a dose escalation study within the current Phase 1a/1b trial using its new chirally controlled drug product. Future clinical updates are anticipated in the second half of 2025. Additional information on the zelebrudomide clinical trial can be accessed at www.clinicaltrials.gov (NCT04830137).
NX-1607: NX-1607 is an investigational oral inhibitor of the E3 ligase Casitas B-lineage lymphoma proto-oncogene B (CBL-B) being developed for immuno-oncology indications, including a range of solid tumor types and lymphomas. Nurix is evaluating NX-1607 in an ongoing Phase 1 trial in adults in a range of oncology indications. This study includes a thorough investigation of both dose and schedule in the Phase 1a portion. Future clinical updates are anticipated in the second half of 2025. Additional information on the NX-1607 clinical trial can be accessed at www.clinicaltrials.gov (NCT05107674).
Continued pipeline advancement of strategic collaborations with Gilead, Sanofi and Pfizer: Nurix expects to continue to achieve substantial research collaboration milestones throughout the terms of its collaborations with Gilead, Sanofi, and Pfizer.
*Expected timing of events throughout this press release is based on calendar year quarters.
Fiscal Second Quarter 2025 Financial Results
Revenue for the three months ended May 31, 2025, was $44.1 million, compared with $12.1 million for the three months ended May 31, 2024. The increase was primarily due to $30 million of license revenue from the achievement of two Sanofi license extensions and a $5 million clinical milestone achieved under Nurix’s collaboration with Gilead during the three months ended May 31, 2025.
Research and development expenses for the three months ended May 31, 2025, were $78.1 million compared with $48.9 million for the three months ended May 31, 2024. The increase was primarily related to clinical, contract manufacturing and consulting costs as Nurix continued to accelerate the enrollment of patients in the ongoing trial of bexobrutideg and prepare for the initiation of pivotal trials.

General and administrative expenses for the three months ended May 31, 2025, were $14.3 million, compared with $11.7 million for the three months ended May 31, 2024. The increase was primarily due to an increase in compensation and related personnel costs and consulting costs.
Net loss for the three months ended May 31, 2025, was $43.5 million, or ($0.52) per share, compared with $44.5 million, or ($0.71) per share, for the three months ended May 31, 2024.
Cash, cash equivalents and marketable securities was $485.8 million as of May 31, 2025, compared to $609.6 million as of November 30, 2024. Cash, cash equivalents and marketable securities as of May 31, 2025, does not include a $4.0 million milestone earned in the first fiscal quarter of 2025 and received post fiscal quarter end, and a $15.0 million license extension payment received post fiscal quarter end.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and inflammatory diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of preclinical stage degraders of IRAK4 and STAT6, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by a fully AI-integrated discovery engine capable of tackling any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward-Looking Statements
This press release contains statements that relate to future events and expectations and as such constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When or if used in this press release, the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “outlook,” “plan,” “predict,” “should,” “will,” and similar expressions and their variants, as they relate to Nurix, may identify forward-looking statements. All statements that reflect Nurix’s expectations, assumptions or projections about the future, other than statements of historical fact, are forward-looking statements, including, without limitation, statements regarding: Nurix’s future financial or business performance; Nurix’s future plans, prospects and strategies; Nurix’s plans and expectations with respect to its current and prospective drug candidates; the tolerability, safety profile, therapeutic potential and other advantages of Nurix’s drug candidates; the planned timing and conduct of Nurix’s clinical trials; the planned timing for the provision of updates and findings from Nurix’s preclinical studies and clinical trials; the potential benefits of and Nurix’s expectations with respect to its strategic collaborations, including the achievement of research milestones; and the potential benefits and advantages of Nurix’s scientific approach, Nurix's DEL-AI platform, degrader antibody conjugates and Orphan Drug Designation. Forward-looking statements reflect Nurix’s current beliefs, expectations, and assumptions regarding the future of Nurix’s business, its future plans and strategies, its development plans, its preclinical and clinical results, future conditions and other factors Nurix believes are appropriate in the circumstances. Although Nurix believes the expectations and assumptions reflected in such forward-looking statements are reasonable, Nurix can give no assurance that they will prove to be correct. Forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and changes in circumstances that are difficult to predict, which could cause Nurix’s actual activities and results to differ materially from those expressed in any forward-looking statement. Such risks and uncertainties include, but are not limited to: (i) whether Nurix will be able to advance its drug candidates, obtain regulatory approval of and ultimately commercialize its drug candidates; (ii) uncertainties related to the timing and results of preclinical studies and clinical trials; (iii) whether Nurix will be able to fund development activities and achieve development goals; (iv) uncertainties related to the timing and receipt of payments from Nurix’s collaboration partners, including milestone payments and royalties on future product sales; (v) the impact of global business, political and macroeconomic conditions, cybersecurity events, instability in the banking system, and global events, including regional conflicts around the world, on Nurix’s business, clinical trials, financial condition, liquidity and results of operations; (vi) whether Nurix will be able to protect intellectual property and (vii) other risks and uncertainties described under the heading “Risk Factors” in Nurix’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2025, and other SEC filings. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. The statements in this press release speak only as of the date of this press release, even if subsequently made available by Nurix on its website or otherwise. Nurix disclaims any intention or obligation to update publicly any forward-looking statements, whether in response to new information, future events, or otherwise, except as required by applicable law.
Contacts:
Investors
Kris Fortner
Nurix Therapeutics, Inc.
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com

Nurix Therapeutics, Inc.
Condensed Statements of Operations
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended May 31,		Six Months Ended May 31,
	2025	2024	2025	2024
Revenue:
Collaboration revenue	$14,056	$12,092	$32,509	$28,677
License revenue	30,000	—	30,000	—
Total revenue	44,056	12,092	62,509	28,677
Operating expenses:
Research and development	78,096	48,922	147,759	98,927
General and administrative	14,282	11,710	25,936	23,509
Total operating expenses	92,378	60,632	173,695	122,436
Loss from operations	(48,322)	(48,540)	(111,186)	(93,759)
Interest and other income, net	5,618	4,084	12,131	7,875
Loss before income taxes	(42,704)	(44,456)	(99,055)	(85,884)
Provision for income taxes	760	90	760	180
Net loss	$(43,464)	$(44,546)	$(99,815)	$(86,064)
Net loss per share, basic and diluted	$(0.52)	$(0.71)	$(1.19)	$(1.47)
Weighted-average number of shares outstanding, basic and diluted	83,882,477	62,377,551	83,723,403	58,660,900

Nurix Therapeutics, Inc.
Condensed Balance Sheets
(in thousands)
(unaudited)

	May 31,	November 30,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$84,260	$109,997
Marketable securities, current	401,521	499,586
Accounts receivable	19,000	—
Prepaid expenses and other current assets	10,549	9,804
Total current assets	515,330	619,387
Operating lease right-of-use assets	50,214	28,139
Property and equipment, net	18,773	17,757
Restricted cash	901	901
Other assets	6,337	3,159
Total assets	$591,555	$669,343
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,954	$11,482
Accrued expenses and other current liabilities	37,005	37,994
Operating lease liabilities, current	5,235	8,014
Deferred revenue, current	27,420	38,364
Total current liabilities	75,614	95,854
Operating lease liabilities, net of current portion	46,696	20,289
Deferred revenue, net of current portion	21,642	26,207
Total liabilities	143,952	142,350
Stockholders’ equity:
Common stock	76	76
Additional paid-in-capital	1,286,131	1,265,536
Accumulated other comprehensive income (loss)	(20)	150
Accumulated deficit	(838,584)	(738,769)
Total stockholders’ equity	447,603	526,993
Total liabilities and stockholders’ equity	$591,555	$669,343